Exhibit 99.1

Allied Motion Reports Loss for the Quarter Ended March 31, 2009

DENVER--(BUSINESS WIRE)--May 13, 2009--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it had a net loss for the quarter ended March 31, 2009 of $730,000 or $0.10 per diluted share compared to net income of $924,000 or $.13 per diluted share for the same quarter last year. Revenues for the quarter fell 34% to $15,295,000 compared to $23,312,000 last year. Bookings for the quarter ended March 31, 2009 were $16,970,000 down 29% when compared to $23,858,000 for the same quarter of last year and up 25% when compared to the $13,617,000 for the quarter ended December, 2008. Backlog at March 31, 2009 was $24,668,000, reflecting a 27% decrease from March 31, 2008 and a 5% increase over backlog at the end of 2008.

During the quarter ended March 31, 2009, the downturn in the global economy continued to adversely affect the overall results of the Company. The 34% drop in sales was the result of a sales decline in all industry sectors except the Medical Market which achieved a 4% increase. While maintaining a positive outlook for the long-term growth prospects, the Company has chosen to protect the key technical resources that will drive the future growth of the Company and has responded to the downturn in several ways. First and foremost, the Company is protecting it’s liquidity to ensure it has the financial wherewithal to work through this down period. Second, variable manufacturing costs have been and continue to be adjusted, as required, by current market conditions. Third, while operating expenses are being adjusted, the Company is doing so carefully to ensure it does not jeopardize the core competencies that would adversely affect the long-term growth and profitability of the Company.

Dick Warzala, newly appointed as CEO of Allied Motion on May 12, 2009 added, “While the economy is down, we will continue to improve our efficiencies, launch several new products and position the Company for growth, not only through the return of our base business or economic growth, but also by securing additional market share through design wins of applications currently in our pipeline.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s May 13, 2009 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic recession in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward-looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended March 31,
HIGHLIGHTS OF OPERATING RESULTS	2009	2008
Revenues	$15,295	$23,312
Cost of products sold	12,506	17,147
Gross Margin	2,789	6,165
Operating expenses and other	3,849	4,775
(Loss) Income before income taxes	(1,060)	1,390
Benefit (Provision) for income taxes	330	(466)

Net (Loss) Income	$(730)	$924
PER SHARE AMOUNTS:
Diluted (loss) income per share	$(.10)	$.13
Diluted weighted average common shares	7,386	7,338

CONDENSED BALANCE SHEETS	March 31, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$2,118	$4,196
Trade receivables, net	9,622	10,008
Inventories, net	10,153	10,532
Other current assets	2,395	1,939
Total Current Assets	24,288	26,675
Property, plant and equipment, net	10,121	10,567
Goodwill and intangible assets, net	15,063	15,538
Total Assets	$49,472	$52,780
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$800	$800
Accounts payable and other current liabilities	7,546	9,715
Total Current Liabilities	8,346	10,515
Long-term debt obligations	1,800	2,000
Other long-term liabilities	3,374	3,409
Total Liabilities	13,520	15,924
Stockholders’ Investment	35,952	36,856
Total Liabilities and Stockholders’ Investment	$49,472	$52,780

	For the Three Months ended March 31,
CONDENSED STATEMENTS OF CASH FLOWS	2009	2008
Cash flows from operating activities:
Net (loss) income	$(730)	$924
Depreciation and amortization	893	880
Changes in working capital balances and other	(1,987)	(2,093)
Net cash used in operating activities	(1,824)	(289)

Cash flows from investing activities:
Purchase of property and equipment	(241)	(312)
Net cash used in investing activities	(241)	(312)

Net cash provided by financing activities	30	749
Effect of foreign exchange rate changes on cash	(43)	23
Net (decrease) increase in cash and cash equivalents	(2,078)	171
Cash and cash equivalents at beginning of period	4,196	534
Cash and cash equivalents at March 31	$2,118	$705

CONTACT:
Allied Motion Technologies Inc.
Richard Smith or Sue Chiarmonte, 303-799-8520